Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-114152 of Xenogen Corporation on Form S-1 of our report dated April 1, 2004 (July 7, 2004 as to Note 18), (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for goodwill in 2002), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

July 12, 2004